Exhibit 99.1

MEI Pharma Reports Third Quarter Fiscal Year 2023 Results and Operational Highlights

— MEI Begins Fourth Fiscal Quarter with $112.0 Million in Cash —

SAN DIEGO – May 11, 2023 – MEI Pharma, Inc. (Nasdaq: MEIP), a clinical-stage pharmaceutical company focused on advancing new therapies for cancer, today reported results for the quarter ended March 31, 2023, and highlighted recent corporate events.

“We are making steady progress in advancing both of our clinical-stage pipeline programs: voruciclib for hematologic malignancies and ME-344 for relapsed colorectal cancer, both expected to report data by around the end of the calendar year,” said Dan Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “With the clinical-data expected from these two programs around year-end, funds to support operations for at least two years based upon our current development plans, and the opportunity to further strengthen our value proposition via the pending merger with Infinity Pharmaceuticals, we are well positioned to deliver progress in our mission to deliver improved benefits to patients with cancer, as well as value to our shareholders.”

Third Quarter Fiscal Year 2023 and Recent Developments

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Kyowa Kirin has been evaluating whether to continue developing zandelisib in Japan and after meeting with the PMDA has concluded this month that conducting a randomized study consistent with agency guidance to support a marketing application would likely not be feasible to complete within a time period that would support further investment. As a result, Kyowa Kirin decided to discontinue development of zandelisib in Japan. The discontinuation of zandelisib in Japan was a business decision by Kyowa Kirin based on the most recent regulatory guidance from the PMDA and is not related to the zandelisib clinical data generated to date.

In light of Kyowa Kirin’s decision to discontinue development of zandelisib in Japan, the parties intend to terminate the global license, development and commercialization agreement executed in April 2020.

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In April 2023, MEI conducted a 1-for-20 reverse stock split. The reverse stock split was approved by MEI’s stockholders on January 5, 2023, and was implemented with the intent to increase the per share trading price of the Company’s common stock to enable the Company to satisfy the minimum bid price requirement for continued listing on Nasdaq. As per a notice received from the Nasdaq dated May 2, 2023, MEI regained compliance with the Nasdaq minimum bid requirement.

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In March 2023, the Safety Review Committee of the Phase 1 study evaluating voruciclib, MEI’s orally administered cyclin-dependent kinase 9 (CDK9) inhibitor, plus venetoclax (Venclexta®) completed a safety assessment of the initial dose escalation cohort evaluating the combination in patients with acute myeloid leukemia (AML) and recommended opening the next cohort. The combination stage of the study started after completing the single-agent dose exploration stage of the Phase 1 study in patients with either AML or B-cell malignancies. CDK9 inhibition disrupts Mcl-1 production and upregulation of Mcl-1 is a known escape mechanism of treatment with venetoclax. Thus, the combination being evaluated presents an opportunity to explore the synergistic potential to disrupt the cell cycle and inhibition of pro-survival cell cycle pathways.

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In February 2023, MEI Pharma and Infinity Pharmaceuticals announced a definitive merger agreement for an all-stock transaction pursuant to which Infinity will become a wholly owned subsidiary of MEI Pharma. The combined company would have a projected cash balance of approximately $100 million at Closing that would be expected to fund operations through mid-2025, and to clinical data over the next 12 to 24 months across three clinical-stage oncology development programs: eganelisib, an oral immuno-oncology macrophage reprogramming product candidate, voruciclib, an oral CDK9 inhibitor, and ME-344, a novel tumor selective mitochondrial inhibitor.

Expected Drug Candidate Pipeline Developments

Voruciclib – Oral CDK9 inhibitor for the treatment of B-cell malignancies and acute myeloid leukemia

•	Report clinical data from the ongoing Phase 1b trial evaluating voruciclib plus Venclexta® (venetoclax) in patients with acute myeloid leukemia around calendar year-end 2023.

ME-344 – Tumor selective mitochondrial inhibitor

•	Initiate a Phase 1b clinical trial evaluating ME-344 plus Avastin® in relapsed colorectal cancer patients in the first half of calendar year 2023.

•	Report clinical data from the Phase 1b clinical trial evaluating ME-344 plus Avastin in patients with relapsed colorectal cancer around calendar year-end 2023.

Third Quarter Fiscal Year 2023 Financial Results

•	As of March 31, 2023, MEI had $112.0 million in cash, cash equivalents, and short-term investments with no outstanding debt.

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For the quarter ended March 31, 2023, cash used in operations was $12.1 million, compared to $17.0 million used in operations during the quarter ended March 31, 2022. The decrease in cash used in operations is due to a reduction in zandelisib costs as we continued the close down of development activities and other changes in working capital.

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Research and development expenses were $15.1 million for the quarter ended March 31, 2023, compared to $22.3 million for the quarter ended March 31, 2022. The decrease was primarily related to a reduction in zandelisib costs as we continued the close down of development activities in December 2022.

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General and administrative expenses were $7.2 million for the quarter ended March 31, 2023, compared to $8.9 million for the quarter ended March 31, 2022. The decrease primarily relates to personnel costs related to the reduction in workforce.

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MEI recognized revenue of $5.9 million for the quarter ended March 31, 2023, compared to $9.7 million for the quarter ended March 31, 2022. The decrease in revenue comes as a result of the discontinuation of the zandelisib program in December 2022 and the associated reduction in expense reimbursement under our global License, Development and Commercialization Agreement with Kyowa Kirin.

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Net loss was $15.4 million, or $2.32 per share, for the quarter ended March 31, 2023, compared to net loss of $8.7 million, or $1.31 per share for the quarter ended March 31, 2022. The Company had 6,662,857 shares of common stock outstanding as of March 31, 2023, compared with 6,657,602 shares as of March 31, 2022.

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The adjusted net income (a non-GAAP measure) for the quarter ended March 31, 2023, excluding non-cash expenses related to changes in the fair value of the warrants, was $15.4 million, compared to an adjusted net loss of $21.5 million for the quarter ended March 31, 2022.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company focused on developing potential new therapies for cancer. MEI Pharma’s portfolio of drug candidates includes clinical stage candidates with differentiated or novel mechanisms of action intended to address unmet medical needs and deliver improved benefit to patients, either as standalone treatments or in combination with other therapeutic options. For more information, please visit www.meipharma.com. Follow us on Twitter @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding: the potential, safety, efficacy, and regulatory and clinical progress of our product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and our expectations surrounding potential regulatory submissions, approvals and timing thereof, our business strategy and plans; the sufficiency of our cash, cash equivalents and short-term investments to fund our operations and our ability to consummate the potential merger with Infinity Pharmaceuticals. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to our failure to successfully commercialize our product candidates; the availability or appropriateness of utilizing the FDA’s accelerated approval pathway for our product candidates; final data from our pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; costs and delays in the development and/ or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; adverse effects on the Company’s business as a result of the restatement of our previously issued financial statements; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn, the impact of the ongoing COVID-19 pandemic on our industry and individual companies, including on our counterparties, the supply chain, the execution of our clinical development programs, our access to financing and the allocation of government resources; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Non-GAAP Financial Measures

To supplement our financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we provide investors with a non-GAAP financial measure, adjusted net income (loss), which we believe is helpful to our investors. We use adjusted net income (loss) for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. We believe this non-GAAP financial measure provides useful information about our operating results, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to metrics used by our management in its financial and operational decision-making.

The presentation of adjusted net income (loss) is not meant to be considered in isolation or as a substitute for net loss, the directly comparable financial measure prepared in accordance with GAAP. While we believe adjusted net income (loss) is an important tool for financial and operational decision-making and for evaluating our own operating results over different periods of time, we urge investors to review the reconciliation of this financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

We define adjusted net income (loss) as net income (loss), adjusted to exclude non-cash expenses related to changes in the fair value of the warrants. We have presented adjusted net income (loss) because we believe excluding the non-cash expenses related to changes in the fair value of warrants can produce a useful measure for period-to-period comparisons of our business.

Contacts:

David A. Walsey

MEI Pharma

Tel: 858-369-7104

investor@meipharma.com

MEI PHARMA, INC,

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 31, 2023	June 30, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,812	$15,740
Short-term investments	103,224	137,512

Total cash, cash equivalents and short-term investments	112,036	153,252
Unbilled receivables	4,580	10,044
Prepaid expenses and other current assets	3,867	3,830

Total current assets	120,483	167,126
Operating lease right-of-use asset	12,338	9,054
Property and equipment, net	1,366	1,660

Total assets	$134,187	$177,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,389	$7,918
Accrued liabilities	16,264	10,820
Deferred revenue	1,583	4,834
Operating lease liability	1,385	871

Total current liabilities	23,621	24,443
Deferred revenue, long-term	64,545	90,610
Operating lease liability, long-term	11,667	8,771
Warrant liability	—	1,603

Total liabilities	99,833	125,427

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 100 shares authorized; none outstanding	—	—
Common stock, $0.00000002 par value; 226,000 shares authorized; 6,663 and 6,658 shares issued and outstanding at March 31, 2023 and June 30, 2022, respectively	—	—
Additional paid-in capital	430,322	426,572
Accumulated deficit	(395,968)	(374,159)

Total stockholders’ equity	34,354	52,413

Total liabilities and stockholders’ equity	$134,187	$177,840

MEI PHARMA, INC,

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Revenue	$5,894	$9,694	$47,359	$29,283

Operating expenses:
Research and development	15,104	22,318	49,880	63,802
General and administrative	7,181	8,934	23,163	24,769

Total operating expenses	22,285	31,252	73,043	88,571

Loss from operations	(16,391)	(21,558)	(25,684)	(59,288)
Other income (expense):
Change in fair value of warrant liability	—	12,773	1,603	20,819
Interest and dividend income	957	60	2,282	78
Other expense, net	(4)	—	(10)	—

Net loss	$(15,438)	$(8,725)	$(21,809)	$(38,391)

Net loss:
Basic	$(15,438)	$(8,725)	$(21,809)	$(38,391)

Diluted	$(15,438)	$(8,725)	$(21,809)	$(46,437)

Net loss per share:
Basic	$(2.32)	$(1.31)	$(3.27)	$(6.31)

Diluted	$(2.32)	$(1.31)	$(3.27)	$(7.58)

Shares used in computing net loss per share:
Basic	6,663	6,653	6,663	6,080

Diluted	6,663	6,653	6,663	6,124

MEI PHARMA, INC,

Reconciliation of GAAP Net Loss to Adjusted Net Loss

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Net loss	$(15,438)	$(8,725)	$(21,809)	$(38,391)
Add: Change in fair value of warrant liability	—	(12,773)	(1,603)	(20,819)

Adjusted net loss	$(15,438)	$(21,498)	$(23,412)	$(59,210)